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

                 NOVELL Acquisition of Cambridge Announcement
                                Talking Points
                                      For
                             Cambridge Management

Acquisition by NOVELL strengthens Cambridge and strengthens its future because:

     .   It will increase our global reach and access to Fortune 1000 companies;
     . Enable access to technology innovation and provide the opportunity to develop the next level of eSolutions;
     . Make Cambridge a large scale alternative to its competitors in terms of both leading technology solutions and products;
     . Position the company as part of a highly regarded, widely recognized, truly global brand;
     . Provide us with access to new partnerships and new investment-related opportunities;
     .   Re-launch the company in the eyes of investors, clients and employees;

Cambridge will be a more exciting, innovative and vital place to work

     . Working with an innovator like Novell will help return innovation to a central role in the company's mission;
     . Offering new opportunities for employees in terms of professional growth and revived equity participation; and
     . Give all of us at Cambridge a chance to create a new legacy of excellence as the model for the next-generation of eServices companies.

Cambridge's vision and rules of engagement will remain the same going forward

     . Cambridge's vision has always been to help our clients and to do what is best for them. It is the only business model that works in a service business over the ling term. While we will look for opportunities to apply Novell solutions, we will remain completely agnostic as to the software we recommend: we will always advise our clients to use the software solution we believe best meets their needs.

Change is a constant in today's economy. The acquisition of Cambridge by Novell, and the integration of the two companies, will clearly mean change for everyone at the Company. It's too early to say, however, exactly what those changes will be and where they will occur.

     . The goal of the combination of Novell and Cambridge is to build a stronger, more vital enterprise that will be the model for the next generation of eSolutions companies; one where clients can obtain solutions that optimize full technology capability, i.e. both products and services, and integrate Foundation Services, Middleware and Enterprise Applications with business solutions to maximum effect - a truly end-to-end solution".
     . Questions about job losses, office consolidations, etc. are premature. As the integration proceeds, potential synergies and cost savings will be identified, and we'll get a feel for how the new organization will look, ranging from its services and products to its global geography. Just as we are doing now, we will work to communicate changes to you in a timely and effective manner.

Cambridge's strength is its people. As the integration of Novell and Cambridge proceeds, protecting our human capital and the ability to serve our clients are paramount to the success of the new venture.

     . Cambridge's ability to win engagements and continue to meet our clients' needs is at the heart of our value proposition. Finding and keeping good people to maintain our value is and will remain key to our success; employees can take comfort in their importance to our enterprise.
     . In 2000 we put a number of people initiatives in motion -- career paths, a revamped training program, a performance evaluation program, etc. - it's too early to say whether and how these initiatives may change within the new organization. Rest assured, however, the one thing that will not change is our underlying commitment to help you manage your career and overall market potential.
     . It is also too soon to answer questions around compensation and employee benefits. For the moment, they remain status quo. Cambridge's stock option program will be reviewed immediately to determine how it will recognize the conversion to Novell stock, as well as the revised options plan for Cambrideg employees that was announced for later in the year. Longer term, we will be looking at our stock option program, compensation plan and employee benefits to ensure they serve their purpose of attracting and retaining the best people.

Employees will certainly have more questions and, to the best of its ability, Cambridge wants to answer them. To help respond to questions and keep employees informed, the Company will be communicating regularly about the progress of the integration. More immediately, it has created a number of information resources for employees, including:

     . Posting of the various press announcements made in connection with the acquisition on ctp.com and w3;
     . Posting an extensive PowerPoint presentation explaining the rationale behind this merger, available in KnowledgeWorks at: [url here];
     .   a FAQ page that has been/will be put up on W3 at: [url here]; and
     . an employee feedback mechanism - feedback@ctp.com -- where questions can be posed to management via email with responses either circulated back to all employees via email or posted to the FAQ on w3.












--------------------------------------------------------------------------------
Information regarding the participants in the solicitation and a description of their direct or indirect interest, by security holdings or otherwise, is contained in the joint press release filed by Novell, Inc. with the SEC under Rule 425 on March 12, 2001.

                              Cambridge/Novell Q&A
                              --------------------

Q - With all the synergies you foresee, what will this mean as far as jobs lost and office consolidation?

A - Over the coming months, we will see where we can consolidate, though with two global organizations with offices in many of the same cities or countries, there will be consolidation. But right now, it's too early to say.

Q - Where will headquarters be?

A - We have a lot of work to do before we figure that out. First, we have to make sure we continue to serve our respective clients. Business doesn't stop because we're in the middle of a merger. As we go over the potential synergies and cost savings, we'll get a feel for how this new organization will look from its services and products to its global geography.

Q - Will Cambridge sell only Novell software solutions?

A - No. The credo at Cambridge has been and will continue to be to always do what is best for our clients. That is the only business model that works in a sevices business over the long term. We want to best serve our clients. Clients want what is best for them. If it's a Novell solution, that's what we would recommend. If not, we'll put together a plan that gives them the solutions best suited for their challenge.

Q - How long do you think it will take to put these companies together?

A - Well, Cambridge will be a wholly-owned subsidiary of Novell. Some parts of the two organizations will come together easily, others will take more time. The bottom line is we want to do this with great care so it's done in the best interest of our clients, our employees and our shareholders. Three months is a targeted time frame, but don't hold us to it.

Q - Mr. Messman, you're going to be the new Novell CEO. How do you view Novell and its people?

A - Well, I consider myself a co-founder of Novell along with Safeguard and Ray Noorda. I was CEO and President of Novell in 1980-81. Things were so tough back then that one week I had to put money up myself to meet the weekly payroll. I've been closely associated with Novell for more than 20 years, either as a member of management or a member of the Board as I am now. I love this company and will do all I can to help it grow and ensure its future.

Q - What do you see ahead for Novell?

A - Novell is a financially strong company with great technical skills. There will be great future opportunities in the marketplace for which Novell has the right ingredients. The key is to not try to do them all, but place our bets wisely on the best opportunities.

Q - Given this merger, what becomes of Novell's strategic relationships with Cambridge competitors - PWC, Ernst & Young Cap Gemini, and particularly marchFIRST? Will Novell terminate these relationships or try to sustain the viability of these relationships?

A - It is too early to tell. The world of strategic partnerships is changing, with exclusive relationships becoming increasingly less viable for all concerned. We review all of our relationships on an ongoing basis, with a focus on the money to be made from those relationships. I suspect our strategic partners do the same thing. The reality is in today's business environment, sometimes you compete and sometimes you partner. Ray Noorda actually coined the term "coopetition" to describe this. We believe that the Novell relationships with Cambridge competitors are in the competitor's best interest. Otherwise, they wouldn't maintain them. Where there's profit to be had by both parties, we expect these strategic relationships to persist, despite the competitive ironies.

Q - Cambridge has a strong relationship with Microsoft - particularly through its Excell organization. What impact will this announcement have on that relationship and what are the potential ramifications for Cambridge/Excell?

A - It's much too early to comment definitely on this. Microsoft has long been a valued client and partner of Cambridge. And Excell has a particularly tight relationship with Microsoft. Obviously we'll need to sit down with our friends in Redmond, Washington and figure out where we stand.

Q - With Jack Messman taking CEO responsibilities for Novell, who will run Cambridge?

A - There are capable successors for Jack within Cambridge who may eventually run the company. For the time being, Jack will retain management responsibility for Cambridge.

Q - Is there a vision in place at this time regarding the sales force? Will each organization maintain its own sales force? How will the organization maximize the obvious cross-selling potential?

A - Creating an effective demand generation engine will be one of our first priorities. Both Cambridge and Novell have sales forces yet to reach their full potential. Cambridge has recently recharged its sales team with new leadership, new faces and a new organizational structure, built around a focused go-to-market strategy. Novell's sales force [NEED SOMETHING HERE]. Taken together, these two teams offer us many strategic options and many directions to choose from. In the short term however, the two teams will remain separate as we develop a well-thought out and comprehensive sales plan.

Q - How will the relationship be structured between Cambridge and Novell's service delivery organizations? For example, will Cambridge be folded within the Customer Services business group?

A - The services organizations of Novell and Cambridge are different. Novell implements technology; Cambridge implements solutions. We want to capture the synergy between the two sets of customers while recognizing the differences in services and how they are sold.

Q - What will it mean for Cambridge to be a wholly-owned subsidiary of Novell? What levels of autonomy or integration are we talking about for Cambridge?

A - At the outset, Cambridge will remain an autonomous unit, although we will be looking for ways to reduce expenses across the combined company by integrating office locations, service offerings and administrative functions. Down the road, as we identify the strategic opportunities we want to focus on, there may be further integration of Cambridge and Novell. At the moment, it's too early to tell how much.

Q - Over time will the Cambridge name and identity survive? Branded as one company or separate (for example, will www.Cambridge.com continue but as a rider on www.Novell.com)?

A - Both the Cambridge and Novell are strong brands. Our current plan is to preserve their identities and leverage them in the market place. That said, there are tremendous cross-selling and cross-promotional opportunities inherent in the combination of the two companies, and we will look at ways to take advantage of those opportunities early in the integration process.

Q - Cambridge just rolled out a new go-to-market strategy within North America. How is that impacted by this? Is it back to the drawing board or stay the course with modification - particularly more verticals inserted into the model?

A - The beauty of the new go-to-market strategy is its focus, on specific vertical industries and specific solutions offerings. While I see great opportunity in leveraging Novell's vertical penetration and expertise, I anticipate that Cambridge will hold off adding to its verticals in the short term and pursue them further down the line. In the long-term, the combined organization will have nearly twice as many verticals which is very good. On the services front, we need to directory enable several of our services to provide improved solutions for our clients. Therefore, we do not see a need to change the Cambridge strategy.

Q - How do we think Wall Street will receive this news? What are we doing to influence that by way of a communication plan?

A - The same way Wall Street always receives news -- with caution. Although this type of combination is not new -- recall Cisco and KPMG; PWC and Hewlett Packard among other deals or attempted deals -- the Street will probably take a wait and see attitude. We do have a communications plan in place; Eric and I will be meeting with investors to discuss the merger. We will be going on the road to do a full presentation of the benefits of the merger in the March-April time frame. And our Investor Relations people are working overtime to keep the market informed and answer questions about the merger.








--------------------------------------------------------------------------------
Information regarding the participants in the solicitation and a description of their direct or indirect interest, by security holdings or otherwise, is contained in the joint press release filed by Novell, Inc. with the SEC under Rule 425 on March 12, 2001.

TO:       All Staff

SUBJECT:  Cambridge To Merge With Novell


Moments ago Cambridge Technology Partners and Novell Inc. announced intentions to combine operations (see attached). Under the terms of our agreement, Cambridge will become a wholly owned subsidiary of Novell, pending shareholder approval.

These merger represents an exciting new chapter in Cambridge's history, one that affords our organization and our people new and important opportunities. As part of Novell, we will continue to do what we do best - deliver eSolutions -- but we will be doing so from a stronger and more competitive position.


I know you will have many questions. Rather than try to answer them all in one email, I hope you will join me and and Novell CEO Eric Schmidt for an all Cambridge employee audio conference TOMORROW at 11:20 AM EST (see dial-in and replay information below).

In addition, Eric and I will be talking to Wall Street TONIGHT at 6:05 PM EST. That call will be streamed live at www.ctp.com and then available via archive.

I look forward to talking with you about this exciting development.

Regards,


Jack Messman



EMPLOYEE AUDIO CONFERENCE DIAL-IN
    United States 800-857-9789
    International 712-271-3420
    Password:     Cambridge

REPLAY - AVAILABLE UNTIL 5:00PM EST MARCH 20
    United States 800-839-4175
    International 402-998-1674
    Password:     2606

-----------------------------------------------------------
Information regarding the participants in the solicitation and a description of their direct or indirect interest, by security holdings or otherwise, is contained in the joint press release filed by Novell, Inc. with the SEC under Rule 425 on March 12, 2001.

From:           Carv Moore
Sent:           Tuesday, March 13, 2001 10:44 AM
To:             NABU-Everyone
Subject:        The Novell & Cambridge Announcement


By now you should have seen the announcements of Novell acquiring Cambridge. Clearly this comes as a surprise and with no notice, but we can all understand the legal and SEC reasons for confidentiality until the market is notified for any transaction by publicly traded entities.

Now that the news is public, and in parallel to the call we will be having with Jack this morning, we will be providing the NABU management team a variety of information to support both external and internal discussions. This will be distributed both at Market and NABU levels. In advance of this, some of the benefits to us of the combined companies will include:

  *  Increase our global reach and access to Fortune 1000 companies
  * Enhance access to technology innovation and provide the opportunity to develop the next level of eSolutions
  * Make Cambridge a large scale alternative to its competitors in terms of leading technology solutions
  * Position the company as part of a highly regarded, widely recognized and truly global group
  * Provide us with access to new partnerships and new investment-related opportunities
  *  Re-launch the company in the eyes of the financial community.
  * Cambridge will be a more exciting and innovative place to work and will be able to offer wider opportunities for employees in terms of professional development.

The integration of the two companies will clearly lead to changes, but it is too early to say exactly what those changes will be. We will, however, rapidly communicate information to you as it develops. Now that the announcement is public, SEC and other regulations call for a period of three months until the deal is fully closed (witness the Time Warner - AOL timeframe!). In the meantime, it is "business as usual" for all of us, and most importantly, for our clients. I look forward to continuing our progress and working with all of you as part of the new Cambridge-Novell. We have effected a major turnaround in the NABU organization over the past several months, and we are seeing the results of the NABU team's efforts put into the rejuvenation of CTP now beginning to pay dividends.

From:           Maurice Olivier
Sent:           Tuesday, March 13, 2001 13:25
To:             Euro-ALL
Subject:        The Novell & Cambridge Announcement


You will all have received the news from our CEO, Jack Messman, announcing the acquisition of Cambridge by Novell.

We appreciate that this announcement will have come as a surprise to you. However, I would like to reassure you that the acquisition will strengthen Cambridge and its future as it will:

  *  Increase our global reach and access to Fortune 1000 companies
  * Enhance access to technology innovation and provide the opportunity to develop the next level of eSolutions
  * Make Cambridge a large scale alternative to its competitors in terms of leading technology solutions
  * Position the company as part of a highly regarded, widely recognized and truly global group
  * Provide us with access to new partnerships and new investment-related opportunities
  *  Re-launch the company in the eyes of the financial community.

Furthermore, it is our belief that as a result of the increased size and reach, Cambridge will be a more exciting and innovative place to work and will be able to offer wider opportunities for employees in terms of professional development.

Of course, you will have many questions related to the announcement, its impact on the organisation of CTP-Europe and on you. The integration of the two companies will clearly lead to changes, but it is too early to say exactly what those changes will be. We will, however, do our utmost to communicate information to you in a timely manner through your management and the W3 Intranet.

Jack Messman and Novell CEO Eric Schmidt will be holding an all Cambridge employee audio conference today at 16:20 hrs GMT, 17:20 hrs CET. If you would like to participate, the number to call is 00-1-712-271-3420 and the password is "Cambridge".

Under US law, there is now a period of 3 months before the acquisition can be finalised. In the meantime, the priority for all of us must remain business as usual as we strive to improve our operational results.

Best regards,



Maurice OLIVIER

                                                  For More Information, Contact:
                                                  ------------------------------
                                                                    Steve Loynes
                                                   Cambridge Technology Partners
                                                        Tel: +44 (0)20 8334 2853
                                                            steve.loynes@ctp.com

                                                                Maria Richardson
                                                                          Novell
                                                        Tel: +44 (0) 1344 724063
                                                          mrichardson@novell.com


                                NOVELL PURCHASES
                    CAMBRIDGE TECHNOLOGY PARTNERS FOR $266M


Basics
Under the terms of the agreement and pending shareholder approval, Cambridge Technology Partners will become a wholly owned subsidiary of Novell. Cambridge CEO Jack Messman will assume the position of CEO for the combined entity. Eric Schmidt, currently Novell's chairman and CEO, will remain as Chairman and Chief Strategist.

In terms of corporate identity, both Cambridge and Novell have strong brands. The current plan is to preserve both identities.


Key Advantages of the Deal

Combined

    Increases both companies global reach and access to Fortune 1000 companies (Novell serves over 80 percent of the Fortune 500 and Fortune 1000)

    Enables the two entities to share innovation, providing the opportunity to develop the next level of eSolutions


Cambridge Specific

    Positions Cambridge as part of a highly regarded, widely recognized and truly global group

    Gives Cambridge access to new partnerships and new investment-related opportunities

    Offers Cambridge new opportunities for employees in terms of professional growth and revived equity participation

    Provides greater stability

Jack Messman: "As part of Novell, Cambridge will continue to do what it does best - deliver eSolutions - but Cambridge will be able to do it from a stronger and more competitive position than if it had remained alone."

Novell Specific

Novell's mission statement has a clear, concise message: to provide Net services software that gives organisations the ability to simplify the complexities of the Net, to securely extend and integrate networks and applications between companies and to accelerate their transformation to eBusiness. By acquiring Cambridge, Novell will fulfil the third element of its mission.

As part of this strategy, Novell set a target to achieve over 30 percent of revenue from consulting services by 2002. Part of the strategy was the birth of Novell Consulting Services within the company - which has over 350 consultants, eDirectory and Net services specialists - accounting for approximately 5 percent of total Novell revenue. The other part of the strategy, to help Novell reach its 30 percent target, was to branch out beyond consulting on it's product area and that has led to the merger with Cambridge.

Cambridge post-merger

Cambridge's vision has always been to help our clients and to do what is best for them. It is the only business model that works in a services business over the long term.

Part of this commitment is that Cambridge will steadfastly remain technology agnostic. Cambridge will not hold its clients hostage to anyone's technology. As always, Cambridge's focus remains on building first class solutions within rapid timeframes with the most appropriate technology.

Partners/Competition post-merger

Cambridge and Novell have strategic relationships with a number of companies. At the moment no decisions have been taken in this area and both Novell and Cambridge recognise that the world of strategic partnerships is changing. Exclusive relationships are less and less viable for all parties involved.

Combined Vision

The goal of the combination of Novell and Cambridge is to build a stronger, more vital enterprise that will be the model for the next generation of eSolutions companies.

Consolidation

Novell and Cambridge will consolidate where it is both sensible and appropriate, as both companies are global organisations with offices in many of the same cities or countries.

However, the services organisations of Novell and Cambridge are different. Novell implements technology; Cambridge implements solutions. As Novell has purchased a consultancy and services company, a company that has different skills from Novell's, a significant reduction in job roles is unlikely.

Naturally, some parts of the two organisations will come together easily while others will take more time. Any consolidation will be undertaken with great care and in the best interests of clients, employees and shareholders.

The full integration of the two companies will probably not be completed until around the August timeframe.

Cambridge People

Cambridge's ability to win engagements and continue to meet clients' needs is at the heart of its value proposition. Finding and keeping good people to maintain its value is and will remain key to its success.

During 2000 Cambridge put a number of people initiatives in motion - career paths, a revamped training program and a performance evaluation program are just a few examples. This underlines the value Cambridge places on its staff.

Jack Messman: "If there is one thing that I can unequivocally say will not change in the new organisation, it's this: We will remain steadfastly committed to our employees. We know how important they are to the Cambridge mission."

Jack Messman and Novell

Jack Messman has been involved with Novell for over 20 years and was an integral part of its transformation from Novell Data Systems to Novell Inc. He's been a Board Member for the past 16 years.

Eric Schmidt on Jack Messman: "Now the name of the game is execution of our strategy and Jack's background makes him the perfect person to manage that implementation process. He was there at the birth of Novell in 1980. And he's here again at the birth of the new Novell in 2001."

Eric Schmidt and Novell

Eric Schmidt has been CEO at Novell since 1997, completing a corporate turnaround and manoeuvring the company into a new era of growth as a leader in Net software capable of seamlessly integrating networks across operating systems.

Prior to Novell he was Chief Technology Officer and Corporate Executive Officer at Sun Microsystems. Eric remains at Novell as Chairman and Chief Strategist.

Eric Schmidt: "I believe that in merging with Cambridge we're taking the right step to align Novell with changing customer needs and expectations, allowing us to provide clients with end-to-end solutions of the highest relevance."

Financial Details

Under terms of the agreement, Novell will exchange .668 shares of Novell common stock for every outstanding share of Cambridge. The transaction is valued at approximately $266 million based on the closing price for Novell shares of $6.06 on March 9, 2001. This acquisition will be accounted for as a purchase and is expected to be completed in the third quarter of Novell's fiscal 2001. The acquisition has been approved by the board of directors of each company and is subject to customary closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act and by the shareholders of Cambridge. Cambridge will become a wholly owned subsidiary of Novell.